Exhibit 99.1

NOT FOR IMMEDIATE RELEASE	Contact:	Andrew Lipsman
comScore, Inc.
312-775-6510
press@comscore.com

comScore Announces CEO Dr. Gian Fulgoni to Retire in January 2018

Company to Hold Business Update Call in Late November

RESTON, Va. – October 25, 2017 – comScore, Inc. (OTC: SCOR) today announced that Dr. Gian Fulgoni, 69, its Co-Founder and Chief Executive Officer, intends to retire as CEO on January 31, 2018. Following his retirement, Dr. Fulgoni will take on an advisory Chairman Emeritus role and will also provide advisory services through January 31, 2019 to ensure a smooth leadership transition.

The Board has formed a committee to direct the search for a new CEO, which will be led by comScore’s Board Chair, Sue Riley, and will also include directors Wesley Nichols and Michelle McKenna-Doyle. The Committee will retain a leading executive search firm to assist in identifying and evaluating both internal and external candidates for the CEO role.

Sue Riley said, “I would like to thank Gian for his many significant contributions since co-founding comScore in 1999. comScore has become an industry leader and a trusted partner, and Gian’s leadership has been instrumental in making the Company what it is today. comScore has enormous potential for future growth and I look forward to continuing to work with Gian to ensure a smooth transition as we look to identify a CEO who will take the Company to the next level. The Board is determined to identify a strong successor who will be able to deliver additional value to our customers, shareholders and employees.”

Gian Fulgoni said, “When I accepted the CEO role in August 2016, it was with the knowledge that in the near term I had to address the immediate challenges comScore faced, but that at some future point we would need to recruit the company’s next-generation CEO. With much accomplished, a strong management team and board in place and the company focused on its business expansion, now is the time to begin the new CEO search. It’s been my privilege to have led comScore as CEO through the challenges we have faced over the past 15 months and I want to thank our employees for their focus and hard work. The board has asked if I would resume my prior role as Chairman Emeritus upon my retirement and I’ve told them that I’d be delighted to do that. Further, I would like to thank Sue for her valuable work in helping to reconstitute the Board and ensure that we complete our restatement process, and I look forward to working with her and the rest of the Board to ensure a seamless transition.”

Fulgoni, a member of the Company’s Board since he co-founded the company in 1999, stepped into the role of CEO in August 2016. He had previously served as the Company’s Executive Chairman of the Board from 1999 to March 2014, and as Chairman Emeritus from March 2014 until August 2016.

comScore plans to hold a conference call with investors and analysts in late November, in which Dr. Fulgoni, Ms. Riley and comScore President & Executive Vice Chairman, Bill Livek, will provide an update on the Company’s operational performance.

About comScore

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC: SCOR). For more information on comScore, please visit comscore.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause our actual results to differ materially from expectations. For additional discussion of risk factors, please refer to filings that comScore makes from time to time with the SEC and which are available on the SEC’s website (www.sec.gov). Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not intend or undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

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